Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Merger Agreement”) is entered into as of March 6, 2014, by and between BIM Homes, LLC, a California limited liability company (“BIM LLC”), and BIM Homes, Inc., a Delaware corporation and a wholly owned subsidiary of BIM LLC (“BIM, Inc.”).

W I T N E S S E T H:

     WHEREAS, BIM LLC is a limited liability company duly organized under the laws of the State of California;

     WHEREAS, BIM, Inc. is a corporation duly incorporated under the laws of the State of Delaware;

     WHEREAS, prior to the date of this Merger Agreement, BIM LLC has issued 580,000 ownership interests;

     WHEREAS, prior to the date of this Merger Agreement, BIM LLC has issued 2,500,000 warrants to acquire ownership interests;

     WHEREAS, BIM, Inc. has authority to issue 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and 20,000,000 shares of preferred stock, par value $0.0001 per share;

     WHEREAS, prior to the date of this Merger Agreement, BIM, Inc. has issued 100 shares of Common Stock to BIM LLC;

     WHEREAS, the managers of BIM LLC (the “Managers”) have determined that it is advisable and in the best interests of BIM LLC to merge with and into BIM, Inc. for the purpose of converting BIM LLC into a Delaware corporation on the terms and subject to the conditions provided herein, and the Managers have authorized and approved this Merger Agreement;

     WHEREAS, the Board of Directors of BIM, Inc. (the “Board”) has unanimously determined that it is advisable and in the best interests of BIM, Inc. to merge with BIM LLC for the purpose of converting BIM LLC into a Delaware corporation on the terms and subject to the conditions herein provided, and the Board has authorized and approved this Merger Agreement; and

     WHEREAS, BIM LLC, as the sole stockholder of BIM, Inc. (the “Stockholder”), has authorized and approved this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and intending to be legally bound hereby, BIM LLC and BIM, Inc. agree as follows:

     1. Merger.  Effective as of the date of this Merger Agreement, BIM LLC shall be merged with and into BIM, Inc. (the “Merger”), with BIM, Inc. as the surviving corporation (the “Surviving Corporation”), and the Surviving Corporation shall continue to be governed by the laws of the State of Delaware. The parties hereto intend that the transfer of assets and liabilities from BIM LLC to the Surviving Corporation pursuant to the Merger shall qualify as a tax-free transfer under the Internal Revenue Code of 1986, as amended, and that no gain or loss be recognized for federal income tax purposes on such transfer or on the receipt of the Surviving Corporation Common Stock by holders of ownership interests in BIM LLC.

     2. Governing Documents.  The Certificate of Incorporation of BIM, Inc. as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of BIM, Inc. as in effect immediately prior to the Merger, shall be the Bylaws of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law.

     3. Directors and Officers. The directors and officers of BIM, Inc. as in effect immediately prior to the Merger, shall be the directors and officers of the Surviving Corporation at the Merger, and such persons shall serve in such capacities, for the terms provided by law or in the Bylaws of the Surviving Corporation, or until their respective successors are elected and qualified.

     4. Succession. Upon the Merger, the separate existence of BIM LLC shall cease and BIM, Inc. shall: (1) continue to possess all of its assets, rights, power and property as constituted immediately prior to the Merger; (2) be subject to all actions previously taken by its Board and by the Managers; (3) succeed, without other transfer, to all of the assets, rights, powers and property of BIM LLC; (4) continue to be subject to all of the debts, liabilities and obligations of BIM, Inc. as constituted immediately prior to the Merger; and (5) succeed, without other transfer, to all of the debts, liabilities and obligations of BIM LLC in the same manner as if BIM, Inc. had itself incurred them, including outstanding warrants.

     5. Conversion of Shares. At the time of and by virtue of the Merger, and without further action on the part of any holder thereof, each ownership interest in BIM LLC shall be converted into one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation, provided that no certificate or scrip representing fractional shares of Common Stock shall be issued. All fractional shares of Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results therefrom, such holder shall be entitled to receive a number of shares of Common Stock rounded to the nearest whole number (with .5 being rounded up).

     6. Stock Certificates and Other Instruments. At the Merger, all of the outstanding certificates which prior to that time represented ownership interests shall be deemed for all purposes to evidence ownership of and to represent the shares of Common Stock of BIM, Inc. into which the ownership interests represented by such certificates have been converted. BIM, Inc. shall maintain records of all shares issued in book-entry form until such time as it has retained the services of a stock transfer agent.

     7. Outstanding Common Stock of BIM, Inc. At the Merger, the 100 shares of Common Stock presently issued and outstanding in the name of BIM LLC shall be canceled and retired and resume the status of authorized and unissued shares of Common Stock, and no shares of Common Stock or other securities of BIM, Inc. shall be issued in respect thereof.

     8. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

     9. Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

     10. Further Assurances. From time to time, as and when required by BIM, Inc. or by its successors and assigns, there shall be executed and delivered on behalf of BIM LLC such documents and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in BIM, Inc. the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of BIM LLC, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of BIM, Inc. are fully authorized in the name and on behalf of BIM LLC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments. In addition, each of BIM LLC and BIM, Inc. agree to do and perform all things required or as may be necessary or desirable to effectuate the purposes and intent hereof.

     11. Amendment. At any time, this Merger Agreement may be amended in any manner as may be determined in the judgment of the Managers and the Board to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement; provided that, no such amendment may alter or change the amount or kind of securities to be received in the Merger or alter or change any term of the Certificate of Incorporation of the Surviving Corporation, without the requisite approval of the Stockholders.

IN WITNESS WHEREOF, BIM Homes, LLC and BIM Homes, Inc. have caused this Merger Agreement to be executed as of the date first above written.

BIM Homes, LLC

By:   /s/ Konstantine Zecevic

         Manager

BIM Homes, Inc.

By:   /s/ Daniel Masters

         President and CEO